Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Big 5 Sporting Goods Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-104898 and 333-149730) on Form S-8 of Big 5 Sporting Goods Corporation and subsidiaries of our report dated March 9, 2007, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Big 5 Sporting Goods Corporation and subsidiaries for the year ended December 31, 2006, and the related financial statement schedule for the year ended December 31, 2006, which report appears in the December 28, 2008 annual report on Form 10-K of Big 5 Sporting Goods Corporation.
/s/ KPMG LLP
Los Angeles, California
February 27, 2009